AMENDMENT AGREEMENT

THIS AGREEMENT is made the 18th day of March 2008.

BETWEEN:

CAPITAL MINERAL INVESTORS INC, a company incorporated under the laws of Nevada, USA having an office at Ste. 700, 101 Convention Center Drive, Las Vegas, NV, 89109
(Hereinafter called "Capital")

Of the first part

AND

MAVERICK INVESTMENT CORP, OF 7879 167th Street, Surrey, BC, V3S 6V2
(Hereinafter called "Maverick")

Of the second part

WHEREAS:

A. Capital wishes to purchase an amendment to the terms of the property agreement dated May 31, 2006 for the Que mineral claims in Quebec, Canada.
B. The common shares of Capital are listed for trading on the Nasdaq Bulletin Board and Maverick being a private corporation.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the sum of $10.00 and good and other valuable consideration paid by Capital to Maverick the parties hereto agree as follows:

1. Maverick hereby grants Capital an extension until 31 December 2008 to make the cash payment of $30,000 USD otherwise payable to Maverick on 01 July 2007 by previous extension.

2. Maverick hereby grants Capital an extension until 31 December 2008 to make the cash payment of $40,000 USD otherwise payable to Maverick on 01 July 2007 by previous extension.

3. Maverick hereby grants Capital an extension until 31 December 2008 to make the cash Advance Royalty payment of $10,000 USD otherwise payable to Maverick on 01 July 2007 by previous extension.

4. Capital hereby agrees to advance the payment date for the stock of 300,000 common shares due to Maverick on 01 July 2007 and instead to make the payment to Maverick on 31 December 2008.

5. Maverick hereby grants Capital an extension until 31 March 2009 to begin and to carry out the cumulative exploration on the Property over the next three years.

6. Should Capital fail to keep the claims in good standing for the term of the Option Agreement Capital will, upon the loss of the claims, immediately compensate Maverick by paying 600,000 common shares.

7. If the issued and outstanding common shares in the capital stock of Capital are at any time changed by subdivision, consolidation, redivision, reduction in capital reclassification or recapitalization (such changes are herein called collectively ("Capital Alterations"), not including any issuance of additional shares for consideration, any and all outstanding share payments shall be adjusted as follows:
   (a) The number and class of shares in respect of which the Payment is to be paid shall be adjusted in such a manner as to parallel the change created by the Capital Alterations in the class and total number of the issued and outstanding common shares; and

8. Any amendment to the Original Agreement dated 31 May 2006 and this Amendment Agreement dated 18 March 2008 shall be subject to the approval of the Directors of the Companies.

9. Any notice or communication required or permitted hereunder shall be effective when personally delivered and shall be effective when addressed to Capital or Maverick at their respective addresses set out on page one of this Agreement, and deposited in the mail at a post office within Canada or the United States, postage prepaid and registered. Any notice hereunder shall be deemed to be given when personally delivered to the addresses hereinbefore set out or when deposited in the mail as aforesaid provided that there is no interruption of postal service within one week of the time of such deposit. Either Company, be notice given as aforesaid, change his or its mailing address for future notices hereunder.

10. This Amendment Agreement shall be construed and enforced in accordance with the laws of British Columbia and the State of Nevada.

IN WITNESS WHEREOF the parties hereto have executed this Amendment Agreement as of the day and year first above written.

Capital Mineral Investors, Inc.

Per: ____________________

Maverick Investment Corp.

Per: ____________________